Exhibit 3.5
AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT
OF
RSC HOLDINGS III, LLC
     This Amended and Restated Limited Liability Company Agreement of RSC Holdings III, LLC (the “Company”), dated as of November 16, 2006, is entered into by RSC Holdings II, LLC, as the sole member (the “Member”), and Atlas Copco North America Inc., as the withdrawing member of the Company (“ACNA”).
     WHEREAS, the Company was formed pursuant to a Limited Liability Company Agreement of the Company, dated as of October 31, 2006 (the “Existing Agreement”), entered into by ACNA, as the sole member of the Company;
     WHEREAS, from October 31, 2006, until the effectiveness hereof, ACNA will have been the sole member of the Company; and
     WHEREAS, ACNA, the Member and certain other parties have entered into a Contribution Agreement, dated as of the date hereof, pursuant to which, among other things, ACNA has transferred to the Member 100% of the membership interests in the Company and, therefore, ACNA wishes to withdraw from the Company, in accordance with Section 16 of the Existing Agreement, and the Member wishes to be admitted as the sole additional member of the Company in accordance with Section 17 of the Existing Agreement.
     NOW, THEREFORE, in consideration of the mutual covenants herein contained and other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
     1. Formation and Continuation. The Member hereby amends and restates the Existing Agreement and agrees to continue the Company as a limited liability company under and pursuant to the terms of the Delaware Limited Liability Company Act (6 Del. C. § 18-101 et seq.), as amended from time to time (the “Act”). The name of the Company heretofore formed and hereby continued is RSC Holdings III, LLC. The execution and filing of the Certificate of Formation of the Company by Mariana Franca Pereira with the Secretary of State of the State of Delaware is hereby ratified and confirmed.
     2. Purpose. The purpose of the Company, and the nature of the business to be conducted and promoted by the Company, is engaging in any lawful act or activity for which limited liability companies may be formed under the Act and engaging in any and all activities necessary, advisable or incidental to the foregoing.

     3. Powers of the Company. Subject to any limitations set forth in this Agreement, the Company shall have the power and authority to take any and all actions necessary, appropriate, proper, advisable, incidental or convenient to or for the furtherance of the purposes set forth in Section 2 hereof, including without limitation the power to borrow money and issue evidences of indebtedness in furtherance of the purposes of the Company. Notwithstanding any other provision of this Agreement, the Member is authorized to execute and deliver any document on behalf of the Company without any vote or consent of any other person.
     4. Registered Office. The address of the registered office of the Company in the State of Delaware is 15 East North Street, Dover, Kent County, Delaware 19901.
     5. Registered Agent. The name and address of the registered agent for service of process on the Company in the State of Delaware are Registered Agent Solutions, Inc., 15 East North Street, Dover, Kent County, Delaware 19901.
     6. Term. The term of the Company shall continue until terminated as provided in Section 11 hereof (the “Term”).
     7. Fiscal Year. The fiscal year of the Company shall end on December 31.
     8. Member. The name and the business, residence or mailing address of the Member is as follows:

Name	Address
RSC Holdings II, LLC	6929 E. Greenway Scottsdale, AZ 85254 United States
     9. Management; Authorized Person. The business and affairs of the company shall be managed and conducted by the Member (who shall be “Manager” of the Company, as defined in the Act). The Member shall have the power to do any and all acts necessary or convenient to or for the furtherance of the purposes described herein, including all powers, statutory or otherwise, possessed by members under the laws of the State of Delaware. The Member is authorized to execute and deliver any instrument or document on behalf of the Company. Mariana Franca Pereira is hereby designated as an authorized person, within the meaning of the Act, to execute, deliver and file the certificate of formation of the Company (and any amendments and/or restatements thereof). The Member may execute, deliver and file any other certificates (and any amendments and/or restatements thereof) necessary for the Company to qualify to do business in a jurisdiction in which the Company may wish to conduct business; any documents required to obtain a U.S. taxpayer identification number; and any documents otherwise required in order for the Company to conduct business.

     10. Officers. The day to day functions of the Company may be performed by a person or persons appointed as an officer of the Company. The Member may appoint such officers as it deems appropriate, and each such officer shall hold office until his or her successor is appointed or until his or her earlier death or until his or her earlier resignation or removal. Any officer may be removed at any time by the Member, with or without cause.
     11. Dissolution. The Company shall dissolve, and its affairs shall be wound up, upon the first to occur of the following: (a) the affirmative vote or written consent of the Member, (b) at any time there is no member of the Company, unless the Company is continued pursuant to the Act or (c) the entry of a decree of judicial dissolution under section 18-802 of the Act.
     12. Capital Contributions. The Members shall contribute the following amounts, in cash, and no other property, to the Company:

RSC Holdings II, LLC	$10.00
     No loan made to the Company by any Member shall constitute a capital contribution to the Company for any purpose.
     13. Additional Contributions. The Member is not required to make any additional capital contributions to the Company. The Member may make additional capital contributions to the Company in the form of cash, property, services or otherwise, and upon such contribution the Member’s capital account balance shall be adjusted accordingly.
     14. Allocation of Profits and Losses. The Company’s profits and losses shall be allocated in proportion to the capital contributions of the Member.
     15. Distributions. Distributions shall be made to the Member at the times and in the aggregate amounts determined by the Member. Notwithstanding anything to the contrary contained herein, the Company shall not make a distribution to any Member on account of the interest of such Member in the Company if such distribution would violate section 18-607 of the Act.
     16. Withdrawal of Members.
     (a) The Member may withdraw from the Company pursuant to an amendment to this Agreement signed by the Member. The effectiveness of such amendment shall constitute the withdrawal of the Member as a member of the Company.

     (b) Upon the withdrawal of any Member, such withdrawing Member shall, to the extent permitted by applicable law, be entitled to payment of the balance in its capital account, and shall have no further right, interest or obligation of any kind whatsoever as a member of the Company.
     17. Admission of Additional Members. One or more additional members of the Company may be admitted to the Company with the consent of the Member.
     18. Liability of the Member and the Officers. Except as otherwise provided by the Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member and the officers shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member or an officer of the Company.
     19. Exculpation and Indemnification. The Member and the officers shall not be liable to the Company, the Member or any other person or entity who or that has an interest in the Company for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the Member or such officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such officer by this Agreement, except that the Member or such officer shall be liable for any such loss, damage or claim incurred by reason of the Member’s or such officer’s gross negligence or willful misconduct. To the full extent permitted by applicable law, the Member or such officer shall be entitled to indemnification from the Company for any loss, damage or claim incurred by the Member or such officer by reason of any act or omission performed or omitted by the Member or such officer in good faith on behalf of the Company and in a manner reasonably believed to be within the scope of the authority conferred on the Member or such officer by this Agreement, except that the Member or such officer shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the Member or such officer by reason of gross negligence or willful misconduct with respect to such acts or omissions, provided, however, that any indemnity under this Section 19 shall be provided out of and to the extent of Company assets only, and the Member or such officer shall not have personal liability on account thereof.
     19. Amendment. Subject to Section 16 hereof, any amendment to this Agreement shall require the consent of the Member.
     20. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument.

     21. Governing Law. THIS AGREEMENT SHALL BE GOVERNED IN ALL RESPECTS, INCLUDING AS TO VALIDITY, INTERPRETATION AND EFFECT, BY THE INTERNAL LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS RULES THEREOF.

     IN WITNESS WHEREOF, the undersigned, intending to be legally bound hereby, have duly executed this Agreement as of the date first above written.

RSC HOLDINGS II, LLC
By:	/s/ William Thomas
	Name:	William Thomas
	Title:	Vice President and General Counsel

Accepted and agreed as a withdrawing member:

ATLAS COPCO NORTH AMERICA INC.

By:	/s/ Mark Cohen
Name: Mark Cohen
Title: President